UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2006

BORLAND SOFTWARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-10824	94-2895440
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20450 Stevens Creek Blvd, Suite 800

Cupertino, California 95014

(Address of principal executive offices, including zip code)

(408) 863-2800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

(a)(1)	On June 16, 2006, Borland Software Corporation (the “Company”) and Timothy J. Stevens entered into a Separation and Mutual Release Agreement (the “Separation Agreement”) pursuant to which Mr. Stevens stepped down as the Company’s Senior Vice President, General Counsel and Corporate Secretary to pursue another opportunity, effective June 16, 2006 (the “Termination Date”).

(a)(2)	Pursuant to the terms of the Separation Agreement, in addition to any earned but unpaid salary and unreimbursed expenses through the Termination Date, and in exchange for a general release of claims, Mr. Stevens will receive the following benefits from the Company: cash severance of six months of base pay ($130,000) payable six months following the Termination Date, continuation of health coverage by having the Company pay COBRA premiums for Mr. Stevens and his dependents for up to twelve months, an in-lieu of retention bonus of six months of base salary ($130,000), and transfer of certain personal property previously provided to Mr. Stevens.

Item 1.02 – Termination of a Material Definitive Agreement

(a)	On June 16, 2006, Timothy J. Stevens stepped down as Senior Vice President, General Counsel and Corporate Secretary of the Company. Mr. Stevens has served in such capacity pursuant to the terms of an Employment Agreement between the Company and Mr. Stevens, dated September 17, 2003, as amended March 4, 2004 and October 27, 2005 (collectively, the “Employment Agreement”). The Employment Agreement was terminated in connection with Mr. Stevens entering into a Separation Agreement with the Company. See Item (a)(1) and (2) above, which are incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description
10.1	Separation and Mutual Release Agreement between the Company and Timothy J. Stevens dated June 16, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BORLAND SOFTWARE CORPORATION

By:	/s/ TOD NIELSEN
Tod Nielsen President and Chief Executive Officer

Date: June 16, 2006

EXHIBIT INDEX

Exhibit No.	Description
10.1	Separation and Mutual Release Agreement between the Company and Timothy J. Stevens dated June 16, 2006